EXHIBIT 10.5

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into this 17th day of July, 2014 by and between Jason Shiver (the “Executive”) and TA Topco 1, LLC (the “Company”; the Executive and the Company are collectively referred to as the “Parties”). This Agreement shall be effective upon the closing of the transactions contemplated by the Purchase Agreement (as defined below) (the “Effective Date”).

RECITALS

WHEREAS, reference is hereby made to that certain Unit Purchase Agreement entered into as of July 17, 2014 (the “Purchase Agreement”), by and among Andrew S. Friedman and Jennifer Friedman, Pamela L. Netzky and Ashley Netzky, Michael H. Eiserman and Judith Eiserman, Jeffrey A. Eiserman and Heather Eiserman, Precision Capital Group, LLC, a Delaware limited liability company (collectively, the “Sellers” and each, a “Seller”), SkinnyPop Popcorn LLC, an Illinois limited liability company, TA Holdings 1, Inc., a Delaware corporation (the “Parent”), TA Midco 1, LLC, a Delaware limited liability company (the “Purchaser”) and Andrew S. Friedman, solely in the capacity as the Sellers’ Representative;

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing as of the Effective Date and continuing until terminated in accordance with the provisions of Section 4 (the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as the Senior Vice President of Sales of the Company, and shall have primary responsibility for the sales of the Company’s products and the hiring, training and supervision of its sales personnel and shall have such other powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”). The Executive shall devote his full working time and efforts to the business and affairs of the Company; provided, however, that unless the Executive receives express written permission from the CEO of the Company, the Executive may serve on the board of directors of up to a maximum of two (2) entities that are not a Competing Business (as defined herein). The Executive’s service on such board(s) of directors is conditioned upon the Executive disclosing in writing to the CEO the name and address of the entities for which the Executive is providing such service as a board member.

(c) Workplace Location. The Executive may continue to work from Tampa, Florida but shall regularly commute to the Company’s headquarters and other locations as required to perform his duties under this Agreement or as otherwise directed by the CEO.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s annual base salary shall be Two Hundred Fifty Thousand Dollars ($250,000) (the “Base Salary.”) The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. Commencing January 1, 2015, the Executive will be eligible for an annual bonus, subject to the achievement of certain performance goals as determined by the Board of Directors of the Company (the “Board”) (e.g., net revenue, EBITDA, Board discretion, etc.) (the “Annual Bonus”). The Executive’s Target Annual Bonus shall be One Hundred Twenty-five Thousand Dollars ($125,000) and shall be uncapped. For the period from the Effective Date through December 31, 2014, the Executive shall be eligible to receive a bonus based on the following formula:

(i) if the Company’s EBITDA for calendar year 2014 is greater than Fifty-five Million Dollars ($55,000,000), the Company shall pay the Executive a bonus in the amount of Fifty Thousand Dollars ($50,000); and

(ii) if the Company’s EBITDA for calendar year 2014 is greater than Sixty Million Dollars ($60,000,000), the Company shall pay the Executive an additional bonus in the amount of Twenty-five Thousand Dollars ($25,000).

(c) Signing Bonus. The Executive will receive a one-time signing bonus of Seventy Thousand Dollars ($70,000) (the “Signing Bonus”). The Signing Bonus will be payable no later than thirty (30) days after the Effective Date. If within the first 365 days of employment, the Executive is terminated by the Company for Cause or voluntarily resigns his employment without Good Reason, the Executive shall within 30 business days repay to the Company the gross amount of the Signing Bonus.

(d) Employee Benefit Plans: As soon as reasonably practical, the Company will establish a market benefits plan that will include group medical and dental coverage. The Executive will be entitled to participate in all group benefit plans generally available to senior executives of the Company.

(e) Mobile Phone: During the Term, the Company will reimburse the Executive for the reasonable cost of a mobile telephone and the monthly charges related to the Executive’s use of such telephone in connection with the performance of his duties for the Company under this Agreement.

(f) Automobile and Mobile Phone Allowance: During the Term, the Company will reimburse the Executive for documented automobile-related expenses (i.e., lease payments, registration, insurance, maintenance, auto cleaning) and mobile telephone charges up to a monthly aggregate cap of $1,100 (prorated for any partial month of service to the Company).

(g) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(h) Vacation. During the Term, the Executive shall be entitled to accrue up to twenty (20) paid vacation days in each full calendar year, which shall accrue ratably. During the Term, the Executive shall also be entitled to all paid holidays given by the Company to its executives.

3. Equity.

(a) Time Based Equity Target. Promptly following the Closing of the transactions contemplated by the Purchase Agreement (the “Closing”), the Executive shall be granted Class C-1 Units in an amount equal to one percent (1%) of the fully-diluted ownership of the Company. Twenty-five percent (25%) of such Class C-1 Units shall vest on the first anniversary of the Closing and the remainder of such Class C-1 Units shall vest in equal parts over the subsequent thirty-six (36) months.

(b) Performance Based Equity. Promptly following the Closing, the Executive shall be granted Class C-2 Units in an amount equal to one percent (1%) of the fully-diluted ownership of the Company. Such Class C-2 Units shall vest upon the achievement by funds affiliated with TA Associates Management L.P. (“TA”) of a per Class A Unit net return of three times (3x) the price paid by TA for each Class A Unit of the Company at the Closing.

4. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive was retained in his position; (iii) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; (iv) a breach by the Executive of any of the provisions contained in this Agreement; (v) a material violation by the Executive of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), the last date of employment as referenced in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 4(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement, and (B) in the event that the Company terminates the Executive’s employment without Cause under Section 4(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary through the Date of Termination.

5. Compensation Upon Termination.

(a) Compensation Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(g) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation and general release agreement in a form and manner satisfactory to the Company (the “Separation and General Release Agreement”), the Separation and General Release Agreement becoming irrevocable, and the Executive not breaching any of his post-employment contractual obligations to the Company:

(i) the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s then current Base Salary; and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and timely elects continued group health coverage pursuant to COBRA, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months in an amount equal to Executive’s monthly COBRA premium; and

(iii) the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Nondisclosure/Confidentiality.

(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean information belonging to the Company or any of its affiliates or related entities, as applicable (together, the “Protected Parties” and each of them, a “Protected Party”) which is of value to any of the Protected Parties in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to a Protected Party. Confidential Information includes, without limitation:

(i) the identity of any current or prospective customers, clients, suppliers or vendors;

(ii) information relating to the business, products, affairs and finances of any of the Protected Parties;

(iii) information relating to the manufacture, production, distribution, marketing, or sale of any product sold by any of the Protected Parties;

(iv) technical data and know-how relating to the business of any of the Protected Parties;

(v) any information relating to technology, marketing and business plans or strategies of any of the Protected Parties;

(vi) any non-public management accounting or other similar financial information that would typically be included in the financial statements of any of the Protected Parties, including without limitation, the amount of the assets, liabilities, net worth, revenues or net income of any of the Protected Parties;

(vii) names and addresses of any of the customers, clients, suppliers, vendors and employees of any of the Protected Parties, and details of any independent contractor or agency arrangements of any of the Protected Parties;

(viii) non-public information relating to legal and professional dealings, real property, tangible property, finances, business, and investment activities, and other personal affairs of any of the Protected Parties;

(ix) any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of any of the Protected Parties; and

(x) any other non-public information gained in the course of the Executive’s employment with any of the Protected Parties that could reasonably be expected to prove harmful to any of the Protected Parties if disclosed to third parties, including without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of any of the Protected Parties.

Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment with the Company will create a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or any other Protected Party or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company.

8. Noncompetition and Nonsolicitation.

(a) During the Executive’s employment with the Company and continuing through eighteen (18) months after the Date of Termination (the “Restricted Period”), the

Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting, hiring or otherwise soliciting, inducing or influencing any person to leave employment with any of the Protected Parties; and (iii) will refrain from soliciting or encouraging any customer, supplier, consultant or vendor to terminate or otherwise modify adversely its business relationship with any of the Protected Parties. The Executive understands that the restrictions set forth in this Section 8 are intended to protect the interest of each of the Protected Parties in its Confidential Information, goodwill and established employee, customer, supplier, consultant and vendor relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(b) For purposes of this Agreement, the term “Competing Business” shall mean (i) any business engaged in manufacturing, producing, distributing, marketing, selling, or purchasing popcorn or popcorn-related products, (ii) any other business carried on by the Company and/or its affiliates over the course of the Restricted Period (irrespective of whether such business is carried on by the Company and/or any of its affiliates as of the Effective Date); and (iii) any business in an active phase of development at the Company and/or any of its affiliates over the course of the Restricted Period (irrespective of whether such business is carried on by the Company and/or any of its affiliates as of the Effective Date); provided, however, that Competing Business shall not include any business unrelated to popcorn in which the Executive as of the Effective Date holds a passive investment interest (i.e., no involvement whatsoever in the management or operation of the business, including no involvement with or position on the board of directors of such business).

(c) The restrictions in this Section 8 shall apply to any conduct in (i) the United States of America; (ii) any geographic area in which the Company or its affiliates has sold, is then selling, or is actively planning to sell its products or services; and (iii) any other geographic area in which the Company or its affiliates has operated, is then operating or is actively planning to operate its business.

9. Work Product. As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may discover, invent or originate during the Term, shall be the exclusive property of the Company, and its affiliates, as applicable, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliate’s, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliate’s, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its affiliate’s, as applicable) rights to any Work Product. Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

10. Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

11. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11.

12. Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, shall not be required to provide any bond or other security in connection with obtaining any such equitable remedy and shall be entitled to recover the Company’s reasonable attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Section 12 shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.

13. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such state.

20. Successor to Company. This Agreement shall inure to the benefit of and be enforceable by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

21. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the parties concerning such subject matter.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

TA TOPCO 1, LLC

By:	/s/ William Christ
Name:	William Christ
Title:	Manager

/s/ Jason Shiver JASON SHIVER

[Signature Page to Shiver Employment Agreement]